Exhibit 99.1

Semtech Announces Fourth Quarter and Fiscal Year 2015 Results

  Quarterly Net Sales of $130.4 million, Up 3% Year over Year
  Repurchased Approximately 1.6 million Shares for $40.9 million in FY15
  Successfully Completed ERP Implementation
  Completed Acquisition of EnVerv Assets for Smart Grid Powerline Technology
  Completed Acquisition of Triune Systems for Wireless Charging Technology

CAMARILLO, Calif.--(BUSINESS WIRE)--March 4, 2015--Semtech Corporation (Nasdaq: SMTC), a leading supplier of analog and mixed-signal semiconductors, today reported unaudited financial results for its fourth quarter and fiscal year 2015, which ended January 25, 2015.

Net sales for the fourth quarter of fiscal year 2015 were $130.4 million, down 12 percent from the third quarter of fiscal year 2015 and up 3 percent from the fourth quarter of fiscal year 2014. Net sales for the full fiscal year 2015 were $557.9 million, down 6 percent from $595.0 million for the full fiscal year 2014.

Gross profit margin, computed in accordance with U.S. generally accepted accounting principles (GAAP), for the fourth quarter of fiscal year 2015 was 56.1 percent compared to 60.0 percent in the third quarter of fiscal year 2015 and 42.5 percent in the fourth quarter of fiscal year 2014. GAAP gross profit margin for the full fiscal year 2015 was 58.9 percent compared to 56.3 percent for the full fiscal year 2014.

GAAP net loss for the fourth quarter of fiscal year 2015 was $15.4 million or $0.23 per diluted share. This compares to GAAP net income of $17.6 million or $0.26 per diluted share in the third quarter of fiscal year 2015 and GAAP net loss of $210.8 million or $3.12 per diluted share in the fourth quarter of fiscal year 2014.

For the full fiscal year 2015, GAAP net income was $27.9 million or $0.41 per diluted share compared to GAAP net loss of $164.5 million or $2.44 per diluted share for the full fiscal year 2014.

Included in the GAAP operating results for the fourth quarter of fiscal year 2015 were charges that included $23.3 million for the restructuring and impairment related costs associated with the Company’s reduction of its investment in the defense and microwave communications infrastructure market and the further reduction of investment in the optical long-haul markets, of which $2.2 million will be cash settled. Additionally, the Company incurred $2.1 million of acquisition related charges during the period.

Included in the GAAP operating results for the fourth quarter of fiscal year 2014 were restructuring and impairment charges associated with the Company’s decision to reduce its investment in the optical long-haul markets. These charges included non-cash items of $147.4 million for the impairment of goodwill and other intangible assets, $21.9 million for inventory and fixed asset reserves and $6.5 million for contract commitments. Also included in these charges were $3.1 million of one-time cash items associated with severance and contract cancelation liabilities.

To facilitate the complete understanding of comparable financial performance between periods, the Company also presents performance results net of certain non-cash and one-time items. The Company’s non-GAAP measure of free cash flow excludes capital expenditures. The Company’s non-GAAP measures of gross profit, net income and earnings per diluted share exclude the following items:

  Stock-based compensation expense
  Intangible amortization and impairments
  Restructuring, integration, transaction and other acquisition related expenses
  Environmental reserves

Excluding such items, non-GAAP net income for the fourth quarter of fiscal year 2015 was $23.1 million or $0.34 per diluted share. Non-GAAP net income was $30.8 million or $0.46 per diluted share in the third quarter of fiscal year 2015 and was $15.5 million or $0.23 per diluted share in the fourth quarter of fiscal year 2014. Non-GAAP net income for the full fiscal year 2015 was $104.0 million or $1.54 per diluted share. This compares to non-GAAP net income for the full fiscal year 2014 of $106.6 million or $1.55 per diluted share.

Non-GAAP gross profit margin for the fourth quarter of fiscal year 2015 was 60.1 percent. Non-GAAP gross profit margin for the third quarter of fiscal year 2015 was 60.3 percent and 59.6 percent for the fourth quarter of fiscal year 2014. Non-GAAP gross profit margin for the full fiscal year 2015 was 60.3 percent, which compares to 60.6 percent for the full fiscal year 2014.

As of January 25, 2015, Semtech had $230.3 million in cash, cash equivalents and marketable securities compared to $246.9 million at the end of fiscal year 2014.

Mohan Maheswaran, Semtech’s President and Chief Executive Officer, stated, “Semtech delivered fourth quarter fiscal year 2015 results consistent with guidance in what was expected to be a seasonally weak quarter. While FY15 proved to be a transition year with the further decline in our optical long haul business, we were pleased with the overall growth experienced by the core business. We focused on operational excellence and delivered stable gross margins, despite the overall decline in revenue. The Company continued to strategically invest both internally and through targeted acquisitions to develop and obtain additional competencies that should enable Semtech to expand its presence in new and exciting growth markets, like the Internet of Things.”

Maheswaran continued, “As we look ahead to our fiscal year 2016, we believe our balanced end-market approach, established tier-1 customer relationships and one of the most innovative analog and mixed-signal product portfolios in the industry, will position the Company to deliver solid progress on its journey to achieving its goal of a billion dollars in revenue.”

The results announced today are preliminary, as they are subject to the Company finalizing its closing procedures and annual audit by the Company's independent registered public accounting firm. As such, these results are subject to revision until the Company files its annual report on Form 10-K for its fiscal year 2015.

First Quarter of Fiscal Year 2016 Outlook

  Net sales are expected to be in the range of $130 million to $136 million
  GAAP gross profit margin is expected to be in the range of 59.2% to 59.7%
  Non-GAAP gross profit margin is expected to be in the range of 60.0% to 60.4%
  GAAP SG&A expense is expected to be in the range of $34.8 million to $35.8 million
  GAAP R&D expense is expected to be in the range of $29.8 million to $30.8 million
  Stock-based compensation expense, is expected to be approximately $7.8 million, categorized as follows: $0.5 million cost of sales, $4.8 million SG&A, and $2.5 million R&D
  Amortization of acquired intangible assets is expected to be approximately $6.7 million
  Interest and other expense is expected to be approximately $1.8 million
  GAAP tax rate is expected to be in the range of 17% to 19%
  Non-GAAP tax rate is expected to be in the range of 14% to 16%
  GAAP earnings per diluted share are expected to be in the range of $0.05 to $0.07
  Non-GAAP earnings per diluted share are expected to be in the range of $0.27 to $0.30
  Fully diluted share count is expected to be approximately 67.2 million shares
  Capital expenditures are expected to be approximately $6.0 million

Non-GAAP Financial Measures

To supplement the Company's consolidated financial statements prepared in accordance with GAAP, this release includes a non-GAAP presentation of gross profit margin, net income and earnings per diluted share and free cash flow. To provide additional insight into the Company's first quarter outlook, this release also includes a presentation of forward-looking non-GAAP measures including gross profit margin, tax rate and earnings per diluted share. The non-GAAP gross profit, net income and earnings per diluted share measures exclude stock-based compensation expense, amortization of acquired intangible assets and the other items detailed above. The non-GAAP presentation of free cash flow excludes capital expenditures.

These measures are adjusted to exclude the items discussed above, if any, because such items are either operating expenses which would not otherwise have been incurred by the Company in the normal course of the Company’s business operations or are not reflective of the Company’s core results over time. These items may include recurring as well as non-recurring items. These adjustments should not be construed as an inference that all of these adjustments or costs are unusual, infrequent or non-recurring.

For example:

  Certain restructuring and other exit expenses, which consist primarily of employee termination costs, facility closure and relocation costs, and contract termination costs, may be considered recurring given the Company’s ongoing efforts to be more cost effective and efficient.
  Certain litigation or dispute settlement charges or gains, which include estimated losses for which we have established a reserve, as well as any actual settlements, judgments, fines, penalties, assessments or other resolutions against, or in favor of, the Company related to litigation, arbitration, investigations, disputes or similar matters, and insurance recoveries received by the Company related to such matters, may be viewed as recurring given that the Company may from time to time be involved in, and may resolve, litigation, arbitration, investigations, disputes and similar matters.
  Certain transaction and other acquisition-related expenses may be deemed recurring given the Company's regular evaluation of potential transactions.

Notwithstanding that certain charges, expenses, costs or gains may be considered recurring, in order to provide meaningful comparisons, the Company believes that it is appropriate to adjust for such charges, expenses, costs or gains because they are not reflective of the Company's core results and tend to vary based on timing, frequency and magnitude.

These non-GAAP financial measures are provided to enhance the user's overall understanding of the Company's comparable financial performance between periods. In addition, the Company's management generally excludes the items noted above when managing and evaluating the performance of the business. The financial statements provided with this release include reconciliations of these non-GAAP measures to their most comparable GAAP results for the third quarter of fiscal year 2015 and fourth quarter of fiscal year 2014 and full fiscal years for 2014 and 2015 along with a reconciliation of forward-looking earnings per diluted share to its most comparable GAAP measure for the first quarter of fiscal year 2016. These additional non-GAAP financial measures should not be considered substitutes for any measures derived in accordance with GAAP and may be inconsistent with similar measures presented by other companies.

Forward-Looking and Cautionary Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended, based on the Company’s current expectations, estimates and projections about its operations, industry, financial condition, performance, results of operations, and liquidity. Forward-looking statements are statements other than historical information or statements of current condition and relate to matters such as future financial performance, future operational performance, the anticipated impact of specific items on future earnings the prospects for newly acquired businesses to be integrated and contribute to future growth and profit expectations, and the Company’s plans, objectives and expectations. Statements containing words such as “may,” “believes,” “anticipates,” “expects,” “intends,” “plans,” “projects,” “estimates,” “should,” “will,” “designed to,” “projections,” or “business outlook,” or other similar expressions constitute forward-looking statements.

Forward-looking statements involve known and unknown risks and uncertainties that could cause actual results and events to differ materially from those projected. Potential factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: potential differences between the unaudited results disclosed in this release and the Company’s final results when disclosed in its Annual Report on Form 10-K as a result of the completion of the Company’s financial closing procedures, final adjustments, and annual audit by the Company’s independent registered public accounting firm and other developments arising between now and the disclosure of the final results; the Company’s ability to realize expected benefits of the SAP implementation; disruption of the Company’s operations caused by the adjustment to a new enterprise resource planning system and the transition from the Company’s legacy systems and databases; the Company’s ability to integrate its acquisitions and realize expected synergies and benefits; the continuation and/or pace of key trends considered to be main contributors to the Company's growth, such as demand for increased network bandwidth, demand for increasing energy efficiency in the Company's products or end-use applications of the products, and demand for increasing miniaturization of electronic components; shifts in demand among target customers, and other comparable changes or protracted weakness in projected or anticipated markets; competitive changes in the marketplace, including, but not limited to the pace of growth or adoption rates of applicable products or technologies; shifts in focus among target customers, and other comparable changes in projected or anticipated end-user markets; adequate supply of components and materials from the Company’s suppliers, and of the Company’s products from its third-party manufacturers, to include disruptions due to natural causes or disasters, weather, or other extraordinary events; the Company's ability to forecast and achieve anticipated revenues and earnings estimates in light of periodic economic uncertainty, to include impacts arising from European Asian and global economic dynamics; the Company's ability to manage expenses to achieve anticipated amounts; and the amount and timing of expenditures for capital equipment. Additionally, forward-looking statements should be considered in conjunction with the cautionary statements contained in the "Risk Factors" section and elsewhere in the Company's Annual Report on Form 10-K for the fiscal year ended January 26, 2014 and the Company’s Quarterly report on Form 10-Q, and for the fiscal quarter ended October 26, 2014 information under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors,” in the Company's other filings with the Securities and Exchange Commission, and in material incorporated therein by reference. In light of the significant risks and uncertainties inherent in the forward-looking information included herein that may cause actual performance and results to differ materially from those predicted, any such forward-looking information should not be regarded as representations or guarantees by the Company of future performance or results, or that its objectives or plans will be achieved or that any of its operating expectations or financial forecasts will be realized. Reported results should not be considered an indication of future performance. Investors are cautioned not to place undue reliance on any forward-looking information contained herein, which reflect management’s analysis only as of the date hereof. Except as required by law, the Company assumes no obligation to publicly release the results of any update or revision to any forward-looking statements that may be made to reflect new information, events or circumstances after the date hereof or to reflect the occurrence of unanticipated or future events, or otherwise.

About Semtech

Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors for high-end consumer, enterprise computing, communications and industrial equipment. Products are designed to benefit the engineering community as well as the global community. The Company is dedicated to reducing the impact it, and its products, have on the environment. Internal green programs seek to reduce waste through material and manufacturing control, use of green technology and designing for resource reduction. Publicly traded since 1967, Semtech is listed on the NASDAQ Global Select Market under the symbol SMTC. For more information, visit http://www.semtech.com.

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Semtech and the Semtech logo are registered marks of Semtech Corporation.

SEMTECH CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Table in thousands - except per share amount)

	Three Months Ended			Twelve Months Ended
	January 25,	October 26,	January 26,	January 25,	January 26,
	2015	2014	2014	2015	2014
	Q4 2015	Q3 2015	Q4 2014	FY 2015	FY 2014
	(Unaudited)	(Unaudited)		(Unaudited)

Net sales	$130,394	$148,890	$126,534	$557,885	$594,977
Cost of sales	57,233	59,564	72,729	229,093	259,766
Gross profit	73,161	89,326	53,805	328,792	335,211
Operating costs and expenses:
Selling, general and administrative	33,590	31,692	26,421	128,525	125,379
Product development and engineering	34,984	28,401	37,805	119,371	137,437
Intangible amortization and impairments	18,062	6,423	153,210	37,354	178,226
Restructuring charges	284	-	3,086	1,285	3,086
Total operating costs and expenses	86,920	66,516	220,522	286,535	444,128
Operating income	(13,759)	22,810	(166,717)	42,257	(108,917)
Interest expense	(1,490)	(1,462)	(1,712)	(5,927)	(18,174)
Interest income and other (expense), net	572	216	(126)	165	(1,390)
Income before taxes	(14,677)	21,564	(168,555)	36,495	(128,481)
Provision (benefit) for taxes	764	3,941	42,253	8,548	35,985
Net income	$(15,441)	$17,623	$(210,808)	$27,947	$(164,466)

Earnings per share:
Basic	$(0.23)	$0.26	$(3.12)	$0.42	$(2.44)
Diluted	$(0.23)	$0.26	$(3.12)	$0.41	$(2.44)

Weighted average number of shares used in computing earnings per share:
Basic	66,763	67,162	67,523	67,108	67,471
Diluted	66,763	67,654	67,523	67,685	67,471

SEMTECH CORPORATION
CONSOLIDATED BALANCE SHEETS
(Table in thousands)

	January 25,	January 26,
	2015	2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$230,328	$243,194
Accounts receivable, net	69,301	66,333
Inventories	73,668	60,267
Deferred tax assets	2,478	2,946
Prepaid taxes	1,544	4,993
Other current assets	19,369	15,863
Total current assets	396,688	393,596

Property, plant and equipment, net	115,471	110,121
Long-term investments	-	3,674
Deferred income taxes	106	348
Goodwill	280,319	276,898
Other intangible assets, net	101,600	140,944
Other assets	35,247	23,359
Total assets	$929,431	$948,940

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$32,448	$40,016
Accrued liabilities	49,754	44,148
Deferred revenue	5,848	7,267
Current portion - long term debt	18,547	18,529
Deferred tax liabilities	1,444	930
Total current liabilities	108,041	110,890

Deferred tax liabilities - non-current	2,477	3,626
Long term debt - less current	234,746	273,293
Other long-term liabilities	32,809	25,288
Stockholders’ equity	551,358	535,843
Total liabilities & stockholders' equity	$929,431	$948,940

SEMTECH CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Table in thousands)

	Twelve Months Ended
	January 25,	January 26,
	2015	2014
	(Unaudited)

Net income	$27,947	$(164,466)

Net cash provided by operating activities	106,160	117,981
Net cash used in investing activities	(41,092)	(33,938)
Net cash used in financing activities	(77,934)	(64,041)
Net increase (decrease) in cash and cash equivalents	(12,866)	20,002
Cash and cash equivalents at beginning of period	243,194	223,192
Cash and cash equivalents at end of period	$230,328	$243,194

SEMTECH CORPORATION
SUPPLEMENTAL INFORMATION - NOTES TO CONSOLIDATED GAAP STATEMENTS OF INCOME
(Tables in thousands - except per share amounts)

	Three Months Ended			Twelve Months Ended
	January 25,	October 26,	January 26,	January 25,	January 26,
	2015	2014	2014	2015	2014
Stock-based Compensation Expense	Q4 2015	Q3 2015	Q4 2014	FY 2015	FY 2014
	(Unaudited)	(Unaudited)		(Unaudited)
Cost of sales	$512	$391	$519	$1,621	$1,664
Selling, general and administrative	5,255	4,620	$193	17,387	12,071
Product development and engineering	2,806	2,924	$2,268	10,621	10,854
Total stock-based compensation expense	$8,573	$7,935	$2,980	$29,629	$24,589

	Three Months Ended			Twelve Months Ended
	January 25,	October 26,	January 26,	January 25,	January 26,
	2015	2014	2014	2015	2014
Gross Profit - Reconciliation GAAP to Non-GAAP	Q4 2015	Q3 2015	Q4 2014	FY 2015	FY 2014
	(Unaudited)	(Unaudited)		(Unaudited)

GAAP gross profit	$73,161	$89,326	$53,805	$328,792	$335,211
Adjustments to GAAP gross profit:
Stock-based compensation expense	512	391	519	1,621	1,664
Acquisition related fair value adjustments	-	-	-	-	2,408
Restructuring charges	-	-	16,776	1,056	16,776
Impairment charges	4,740	-	4,342	4,740	4,342
Non-GAAP gross profit	$78,413	$89,717	$75,442	$336,209	$360,401

	Three Months Ended			Twelve Months Ended
	January 25,	October 26,	January 26,	January 25,	January 26,
	2015	2014	2014	2015	2014
Net Income - Reconciliation GAAP to Non-GAAP	Q4 2015	Q3 2015	Q4 2014	FY 2015	FY 2014
	(Unaudited)	(Unaudited)		(Unaudited)

GAAP net income	$(15,441)	$17,623	$(210,808)	$27,947	$(164,466)

Adjustments to GAAP net income:
Stock-based compensation expense	$8,573	$7,935	$2,980	$29,629	$24,589
Transaction and integration related expenses	2,578	(683)	(1,534)	3,075	12,703
Intangible amortization and impairments	18,062	6,423	6,587	37,354	31,602
Environmental reserve	-	235	-	235	-
Restructuring and impairment charges	11,662	-	62,161	13,715	62,161
Goodwill impairment	-	-	116,686	-	116,686

Total before tax adjustment	40,875	13,910	186,880	84,008	247,741
Associated tax effect	(2,345)	(685)	39,400	(7,981)	23,318
Total of supplemental information net of taxes	38,530	13,225	226,280	76,027	271,059
Non-GAAP net income	$23,089	$30,848	$15,472	$103,974	$106,593

Diluted GAAP earnings per share	$(0.23)	$0.26	$(3.12)	$0.41	$(2.44)
Adjustments per above	0.57	0.20	3.35	1.13	3.99
Diluted non-GAAP earnings per share	$0.34	$0.46	$0.23	$1.54	$1.55

	Three Months Ended			Twelve Months Ended
	January 25,	October 26,	January 26,	January 25,	January 26,
	2015	2014	2014	2015	2014
Tax Impact Associated With Supplemental Information	Q4 2015	Q3 2015	Q4 2014	FY 2015	FY 2014
	(Unaudited)	(Unaudited)		(Unaudited)
Adjustments to GAAP net income:
Stock-based compensation expense	$2,213	$714	$893	5,392	$5,985
Transaction and integration related expenses	275	174	195	769	4,823
Intangible amortization and impairments	4,253	1,828	1,406	9,133	7,768
Restructuring and impairment charges	3,046	24	11,297	3,464	11,297
Valuation allowance	(7,442)	(2,139)	(53,191)	(10,861)	(53,191)
Environmental reserve	-	84	-	84	-
Total of associated tax effect	$2,345	$685	$(39,400)	$7,981	$(23,318)

	Three Months Ended
	January 25,	October 26,	January 26,
	2015	2014	2014
	Q4 2015	Q3 2015	Q4 2014
	(Unaudited)	(Unaudited)
Free Cash Flow:
Cash Flow from Operations	$11,631	$33,392	$30,598
Net Capital Expenditure	(6,296)	(12,797)	(6,411)
Free Cash Flow:	$5,335	$20,595	$24,187

Q1FY16 EPS Guidance Range Reconciliation
GAAP to Non-GAAP Reconciliation (net of tax)
	Low	High
GAAP EPS	0.05	0.07

Stock based compensation expense	0.10	0.11
Amortization of acquired intangibles	0.12	0.12
Non-GAAP EPS	0.27	0.30

CONTACT:
Semtech Corporation
Sandy Harrison
(805) 480-2004
webir@semtech.com